Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 13, 2009 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 13 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2009 first quarter ended December 31, 2008.

For the quarter ended December 31, 2008, the Company recorded a net loss of $1,145,353 or 92 cents per share, compared with net income of $1,108,889 or 90 cents per share, in the same period a year ago. Sales in the first quarter were $1,159,063, down 84% from $7,241,412 a year ago. The prior year first quarter benefited from the completion of the emissions program in the state of California with no similar order in the current year.

Robert L. Bauman, President and CEO said the first quarter results were below the Company’s expectations. He attributed the results to the sudden economic crisis seemingly paralyzing many of the Company’s markets. He added that the Company has taken action to reduce expenses substantially and may have to take further actions if conditions don't improve. He also said he expects improvement in the third and fourth quarter sales because several sizable projects with OEMs and emissions customers, although delayed, are still active and  should result in orders. He further said there are some signs that automotive aftermarket customers may be faring better than the OEMs and we have several new products we are introducing to them.

Backlog at December 31, 2008 was $946,000, a slight increase from the backlog of $885,000 a year earlier. The increase was due primarily to increased orders for automotive diagnostic products to automotive OEM's and aftermarket products which include emissions products of $93,000 and $39,000 respectively. In addition, indicator products increased approximately $20,000. These lower levels of backlog are more typical for the Company versus the large backlog level at September 30, 2007 of $5,756,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2009.

The Company's financial position remains strong, with current assets of $4,994,853 that are 9.8 times current liabilities, and no long-term debt, and working capital of  $4,483,062. These compare to December 31, 2007 current assets of $8,718,219 that were 10.1 times current liabilities, no long-term debt, and working capital of $7,856,399.  At December 31, 2008 shareholder's equity was $6,731,125 or $5.39 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2009, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2008	2007
Net sales	$1,159,063	$7,241,412
Income (loss) before Income tax	(945,353)	1,753,889
Income (recovery of) taxes	200,000	645,000
Net income (loss)	(1,145,353)	1,108,889

Basic income (loss) per share	(.92)	.90
Diluted income (loss) per share	(.92)	.85

Weighted average shares outstanding	1,248,095	1,226,437